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Exhibit 5.4

Consent of Conrad E. Huss

        I, Conrad E. Huss, P.E., Ph.D., of M3 Engineering & Technology Corporation, Tucson, Arizona, consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of Tahoe Resources Inc., and any amendments thereto, of the information prepared by me, that I supervised the preparation of or reviewed by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the registration statement on Form F-10 of Tahoe Resources Inc., and any amendments thereto.

June 15, 2015	/s/ CONRAD E. HUSS Conrad E. Huss, P.E., Ph.D.

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  Exhibit 5.4
Consent of Conrad E. Huss